Medistem Announces Board Member Retires

SCOTTSDALE, AZ--(Marketwire - April 04, 2008) - Medistem Laboratories, Inc. (OTCBB: MDSM) announced today that John Peterson has retired from the Company's Board of Directors, effective March 31, 2008. Mr. Peterson, a valued member and original Board Member of the Company's Board had to retire due to health issues.

“It is with a great sense of regret that I find health issues are forcing me to retire from the Board of Directors of Medistem Laboratories,” stated John Peterson.  He continued, “For six years I have worked with the company’s founder, Neil Riordan, to organize and position this Company.  I’m a great believer in Medistem and while I am stepping away from my duties as a board member, I look forward to serving as a consultant to the Company on an as needed basis.”

"On behalf of Medistem and its shareholders, I would like to thank John for his many tireless contributions to the Company and its Board of Directors.  As a company, and personally, we all have benefited immensely from John’s talents.  He will be greatly missed," remarked Thomas Ichim, CEO of Medistem.

About Medistem Laboratories

Medistem Laboratories is a biotechnology company founded to develop and commercialize technologies related to adult stem cell extraction, manipulation, and use for treating inflammatory and degenerative diseases. The company's lead product, the endometrial regenerative cell (ERC), is a "universal donor" stem cell derived from the menstrual blood that possesses the ability to differentiate into nine tissue types, produce large quantities of growth factors, and a large proliferative capacity. Due to Medistem's relationships and collaborative efforts with respected institutions, Medistem believes it is well positioned to be a leading developer of adult stem cell products.

Cautionary Statement

This document does not constitute an offer to sell or a solicitation of an offer to buy any of our securities. This document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include projections of matters that affect revenue, the ability to develop or license certain technologies and receive associated licensing fees; operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: the company's ability to anticipate future license fees, technology development limitations, intense competition, risk of business interruption, management of rapid growth, need for additional financing, regulatory approvals and requirements, dependence on key personnel and research, management and other administrative costs.

These factors are discussed in greater detail in the company's quarterly and annual periodic reports, all as filed with the Securities and Exchange Commission.

Medistem Laboratories

Chris McGuinn

602-318-3535

http://www.medisteminc.com